Exhibit 10.1

EQUITY TRANSFER AGREEMENT

This Equity Transfer Agreement (this “Agreement”) is made and entered into as of March **, 2026, by and among (i) WAY (Hong Kong) Limited, a company formed under the laws of Hong Kong (the “Purchaser”), (ii) Elong Power International Co., Limited, a company formed under the laws of British Virgin Islands (the “Target”) and (iii) Elong Power Holding Limited organized under the laws of the Cayman Islands (the “Seller”). The Purchaser, the Target and the Seller are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Seller is the sole shareholder of the Target, holding 100% of the equity ownership and all relevant rights and interests of the Target (the “Equity Interests”).

WHEREAS, the Seller desires to transfer to the Purchaser, and the Purchaser desires to purchase from the Seller, all of the equity interests of the Target (the “Target Equity Interests”), subject to the terms and conditions set forth herein (the “Transaction”); and

WHEREAS, the Target directly or indirectly holds 100% of the Target Equity Interests in each of the following subsidiaries (collectively, the “Target Subsidiaries”) and the sale of the Target Equity Interests include the sale of the Target and the Target Subsidiaries:

1. Elong Power (Hong Kong) International Limited;

2. Elong Power (Ganzhou) Co., Ltd.;

3. Huizhou Jingyang Energy Technology Co., Ltd. (formerly known as Huizhou City Yipeng Energy Technology Co., Ltd);

4. Ganzhou Zhangyang Energy Technology Co., Ltd. (“Ganzhou Zhangyang”, formerly known as Ganzhou Yipeng Energy & Technology Co., Ltd.);

5. Zibo Jingyang New Energy Technology Co., Ltd. (formerly known as Zibo Yipeng Energy & Technology Co., Ltd.).

WHEREAS, the Seller has obtained full authorization and approval from the Seller to transfer the Target Equity Interests to the Purchaser, in compliance with the Seller’s Organizational Documents, Cayman Islands laws, and Nasdaq listing rules;

WHEREAS, the Purchaser is a qualified investor with sufficient financial capacity and operational experience to acquire and manage the Target and the Target Subsidiaries, and desires to purchase the Target Equity Interests from the Seller on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE SHARE PURCHASE

1.1 Purchase and Sale of Equity Interests. At the Closing (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement, the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Seller, all of the Target Equity Interests, free and clear of all Liens.

1.2 Consideration. The purchase price of the Target Equity Interests is $10,000 (the “Purchase Price”).

1.3 Payment of Purchase Price. The Purchaser shall pay the full Purchase Price to the Seller by wire transfer to the following bank account designated by the Transferor as attached hereto as Schedule III on the Closing Date:

1.4 Target Shareholder Consent. Seller, as the sole shareholder of the Target, has approved, authorized and consented to the Target’s execution and delivery of this Agreement and the Ancillary Documents, the performance by the Target of its obligations hereunder and thereunder and the consummation by the Target of the transactions contemplated hereby and thereby. Seller acknowledges and agrees that the consent set forth herein is intended and shall constitute such consent of the Seller as may be required (and shall, if applicable, operate as a written shareholder resolution of the Target) pursuant to the Target’s Organizational Documents, any other agreement in respect of the Target to which the Seller is a party and all applicable Laws.

1.5 Assumption of Debts and Obligations. As of the Closing Date, all claims (including but not limited to accounts receivable, contract rights, claims for damages and other creditor’s rights) and all debts and liabilities (including but not limited to accounts payable, loans, guaranteed debts, contingent liabilities and other debt obligations) of the Target shall be transferred to the Purchaser along with the transfer of the Target Equity Interests, and the Purchaser shall irrevocably assume such claims, debts and liabilities. The Seller and the Target shall have no further obligations or liabilities in respect of such claims, debts and liabilities arising after the Closing Date (unless otherwise provided herein).

ARTICLE II

CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article III, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller no later than one Business Day after all the closing conditions to this Agreement have been satisfied or waived at 10:00 a.m. local time, or at such other date, time or place as the Purchaser and the Target may agree (the date and time at which the Closing is actually held being the “Closing Date”).

2.2 Obligation to Close. At the Closing, the Parties shall perform the following obligations: (a) The Seller shall deliver to the Purchaser: the original share certificates or the equivalent document evidencing the Target Equity Interests, the Board resolution of the Seller and the Target for the equity transfer, copies of the Certificate of Incorporation, Business License or the equivalents of the Target and the Target Subsidiaries; (b) The Purchaser shall pay the full Purchase Price to the Seller; (c) The Target shall complete the relevant registration procedures for the change of shareholders (if applicable) and register the Purchaser as the sole shareholder of the Target; (d) The Parties shall cooperate in signing and delivering other documents and certificates necessary for completing the Closing.

ARTICLE III

CLOSING CONDITIONS

3.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller and the Purchaser of the following conditions:

(a) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(b) No Conflicts. No The execution of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents do not and will not violate or conflict with any provision of any Law or Order applicable to the parties.

(c) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the transactions contemplated by this Agreement and the Ancillary Documents.

3.2 Frustration of Conditions. No Party may rely on the failure of any condition set forth in this Article III if such failure was caused by such Party’s or its Affiliates’ failure to perform or comply with any covenant or obligation required to be performed or complied with by it under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller and the Target as follows:

4.1 Non-Affiliate. The Purchaser is not a “beneficial owner” (as defined in Rule 13d-3(a) of the Exchange Act of 1934, as amended) of greater than or equal to ten percent (10%) of the issued and outstanding common equity of the Seller as of the date hereof or otherwise deemed an “affiliate” under Rule 144(a)(1) of the Securities Act of 1933, as amended.

4.2 Due Organization and Good Standing. The Purchaser is a limited liability company duly incorporated, validly existing and in good standing under the Laws of Hong Kong.

4.3 Authorization; Binding Agreement. The Purchaser has all requisite authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Purchasers, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.4 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, other than (a) such filings as may be required in any jurisdiction in which the Purchaser is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, and (b) such filings as contemplated by this Agreement.

4.5 Non-Contravention. The execution and delivery by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the articles of association of the Purchaser, (b) conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Purchaser.

4.6 Access to Information. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, litigations, books and records, and other documents and data of the Target for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Target and the Seller set forth in Article V (including any exhibits and schedules attached hereto and provided by the Target and the Seller).(b) The Purchaser shall keep confidential all non-public information obtained in connection with this Agreement and the Target Subsidiaries (including financial information, business plans, customer lists and trade secrets), and shall not disclose such information to any third party without the prior written consent of the Seller, except as required by applicable law or court order. This confidentiality obligation shall survive the termination of this Agreement for a period of three years.

4.7 No Further Liabilities. The Purchaser acknowledges and agrees that upon consummation of the Transaction, the Seller shall not have any obligations or liabilities, contingent or otherwise, relating to the Target and shall have no affiliation with the Target.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE TARGET

The Target hereby represents and warrants to the Purchaser as follows:

5.1 Due Organization and Good Standing. The Target is a limited liability company duly incorporated, validly existing and in good standing under the Laws of British Virgin Islands.

5.2 Authorization; Binding Agreement. The Target has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Target, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Target, enforceable against the Target in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Target is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Target is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (b) such filings as contemplated by this Agreement.

5.4 Non-Contravention. The execution and delivery by the Target of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Target’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the Target or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Target under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Target under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Target.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

6.1 Due Organization and Good Standing. The Seller is a business company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands.

6.2 Good Title. The Seller is the record owner of the Target Equity Interests free and clear of all Liens and upon the execution of the Agreement.

6.3 Authorization; Binding Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (a) have been duly and validly authorized and (b) no other corporate proceedings, other than as set forth elsewhere in the Agreement, are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been, and shall be when delivered, duly and validly executed and delivered by the Seller, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, and constitutes, or when delivered shall constitute, the valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by the Enforceability Exceptions.

6.4 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of the Seller is required to be obtained or made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby and thereby, other than (a) such filings as may be required in any jurisdiction in which the Seller is qualified or authorized to do business as a foreign corporation in order to maintain such qualification or authorization, or (b) such filings as contemplated by this Agreement, including but not limited to such filings on Form 6-K with the U.S. Securities and Exchange Commission.

6.5 Non-Contravention. The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby, and compliance with any of the provisions hereof, will not (a) conflict with or violate any provision of the Seller’s Organizational Documents, (b) conflict with or violate any Law, Order or Consent applicable to the Seller or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of the Seller.

ARTICLE VII

TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Seller;

(b) by written notice by either the Purchaser or the Seller if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority; or

(c) by written notice by the Seller if the required approval of shareholders of the Seller shall not have been obtained at the shareholder meeting of the Seller.

8.2 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, and nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in this Article VII, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

7.3 Fees and Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement.

ARTICLE VIII

RELEASES and INDEMNIFICATION

87.1 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, the Purchaser, on behalf of itself and its Affiliates, respectively (the “Releasing Persons”), will release and discharge the Seller from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Seller arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from Seller, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Seller or its Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

8.2 Indemnification. Unless otherwise provided in this Agreement, each of the Seller and the Purchaser (the “Indemnitor”) agrees to indemnify the other Party and each of its Affiliates, successors and assigns (the “Indemnitee”) from and against any and all damages, losses and expenses (including, without limitation, legal fees and expenses and the costs of investigating any claims, but excluding any consequential or indirect damages, lost profits, frustrated expenses, internal administration and overhead costs) that the Indemnitee may incur or sustain from the Indemnitor’s breach of any of its representations, warranties or covenants in this Agreement.

ARTICLE IX

Liability for Breach of Agreement

9.1 Indemnification by the Purchaser. Any breach of or failure to perform its representation, warranties, obligations or responsibilities by one Party shall constitute a default. The breaching Party shall be liable for indemnifying the non-breaching Party against all monetary losses suffered by the non-breaching Party as well as all expenses incurred by it for claiming its rights, including but not limited to reasonable attorney fee, investigation fee and travel expense.

9.2 Force Majeure. Any delay in or failure of performance by either Party of all or any of their obligations under this Agreement shall not constitute a breach hereunder if, and to the extent that such delays or failures are caused by Force Majeure, provided that necessary remedial measures shall be taken to reduce the damage under proper condition. The Force Majeure means objective events or circumstances, unpredictable, unavoidable and uncontrollable, which includes earthquake, typhoon, flood, fire, war and other unpredictable, unavoidable and uncontrollable Acts of Gods, and change of any laws, rules and regulations, promulgation of new laws, rules and regulations, or any government act leading to direct influence on the performance of the Agreement or failure to perform the terms and conditions hereunder.

ARTICLE X

MISCELLANEOUS

10.1 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Seller, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.2 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.3 Dispute Resolution. The execution, validity, interpretation, performance, implementation and dispute resolution of this Agreement shall be governed by and construed in accordance with the laws of Cayman Islands. Any dispute arising out of or in connection with this Agreement shall be settled by the parties hereto through friendly negotiation. Either party may submit any dispute failing friendly settlement to competent courts where this Agreement is executed.

10.4 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.5 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.6 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Seller.

10.7 Waiver. The Purchaser on behalf of itself and its Affiliates, the Target on behalf of itself and its Affiliates, and the Seller on behalf of itself, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliate hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliate contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliate with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.8 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.9 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

ARTICLE XI

DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, including the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Beijing, China are authorized to close for business.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to the Purchaser, the articles of association or similar organizational documents, in each case, as amended, of the Purchaser, and with respect to any other Party, its memorandum and articles of association or similar organizational documents, in each case, as amended.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Representative” means, as to any Person, such Person’s Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

The Purchaser: WAY (Hong Kong) Limited

By:	/s/ Wenliang Gu
Name:	Wenliang Guo
Title:	Director

The Seller: Elong Power Holding Limited

By:	/s/ Xiaodan Liu
Name:	Xiaodan Liu
Title:	Chief Executive Officer

The Target: Elong Power International Co., Limited

By:	/s/ Xiaodan Liu
Name:	Xiaodan Liu
Title:	Director

Schedule I: List of Subsidiaries of Elong Power International Co., Limited

1.	Elong Power (Hong Kong) International Limited;

2.	Elong Power (Ganzhou) Co., Ltd.;

3.	Huizhou City Yipeng Energy Technology Co., Ltd.;

4.	Ganzhou Yipeng Energy & Technology Co., Ltd.;

5.	Zibo Yipeng Energy & Technology Co., Ltd.

Schedule II: List of Documents to be Delivered

1、	Copies of the Certificate of Incorporation and Business License of the Target and its subsidiaries;

2、	Share Certificate(s) of the Target;

3、	Internal Approval Documents of the Transferor (Board Resolution);

4、	Copies of any known Material Contracts (if any).

Schedule III: Wire instructions

●	Bank Name: [Transferor’s Designated Bank Name]

●	Account Name: Elong Power Holding Limited

●	Account Number: [Transferor’s Bank Account Number]

●	Swift Code: [Transferor’s Bank Swift Code]